Exhibit 99.1

SAFETY ANNOUNCES SECOND QUARTER RESULTS AND RAISES THIRD QUARTER 2010 DIVIDEND

Board Authorizes Additional Share Buyback of $30 Million

Boston, Massachusetts, August 4, 2010.  Safety Insurance Group, Inc. (NASDAQ:SAFT) today reported second quarter 2010 results.  Net income for the quarter ended June 30, 2010 was $15.1 million, or $1.00 per diluted share, compared to $15.0 million, or $0.96 per diluted share, for the comparable 2009 period.  Net income for the six months ended June 30, 2010 was $27.9 million, or $1.84 per diluted share, compared to $26.9 million, or $1.69 per diluted share, for the comparable 2009 period. Safety’s book value per share increased to $42.88 at June 30, 2010 from $41.20 at December 31, 2009.  Safety paid $0.40 per share in dividends to investors during both the quarters ended June 30, 2010 and 2009.   Safety paid $1.60 per share in dividends to investors during the year ended December 31, 2009.

The Board of Directors today approved and declared an increase in the quarterly cash dividend from $0.40 to $0.50 per share on the issued and outstanding common stock, payable on September 15, 2010 to shareholders of record at the close of business on September 1, 2010.

The Board of Directors today also increased Safety’s existing share repurchase program by authorizing repurchase of an additional $30.0 million of Safety’s outstanding common shares.  Previously, the Board of Directors had authorized up to $60.0 million under the program.  Safety has previously purchased $55.5 million of its common shares on the open market under the program.

Direct written premiums for the quarter ended June 30, 2010 increased by $10.8 million, or 7.2%, to $160.4 million from $149.6 million for the comparable 2009 period.  Direct written premiums for the six months ended June 30, 2010 increased by $19.4 million, or 6.6%, to $314.5 million from $295.1 million for the comparable 2009 period. The 2010 increase occurred primarily in our personal automobile and homeowners lines, which experienced increases of 4.2% and 2.2%, respectively, in average written premium per exposure.  Partially offsetting these increases was a 5.4% decrease in average written premium per exposure in our commercial automobile line.

Net written premiums for the quarter ended June 30, 2010 increased by $12.6 million, or 8.9%, to $153.6 million from $141.0 million for the comparable 2009 period.  Net written premiums for the six months ended June 30, 2010 increased by $18.7 million, or 6.6%, to $300.6 million from $281.9 million for the comparable 2009 period. The 2010 increase was primarily due to the factors that increased direct written premiums.

Net earned premiums for the quarter ended June 30, 2010 increased by $4.8 million, or 3.7%, to $136.1 million from $131.3 million for the comparable 2009 period.  Net earned premiums for the six months ended June 30, 2010 increased by $2.6 million, or 1.0%, to $269.3 million from $266.7 million for the comparable 2009 period.  The 2010 increase was due to the factors that increased direct written premiums combined with decreases in earned premiums ceded to Commonwealth Automobile Reinsurers (“CAR”), and partially offset by decreases in earned premiums assumed from CAR.  Earned premiums ceded to and assumed from CAR decreased as a result of the phase-out of the CAR personal automobile reinsurance pool, which was fully replaced by an assigned risk plan, the Massachusetts Automobile Insurance Plan beginning with personal automobile policy effective dates after March 31, 2009.  The effect of assumed and ceded premiums on net written and net earned premiums is presented in the attached tables.

Net investment income for the quarter ended June 30, 2010 was $10.9 million compared to $10.7 million for the comparable 2009 period.  Net investment income for the six months ended June 30, 2010 was $21.6 million compared to $21.1 million for the comparable 2009 period.  Average cash and investment securities (at cost) increased by $2.7 million, or 0.3%, to $1,062.2 million for the six months ended June 30, 2010 from $1,059.5 million for the comparable

2009 period.  Net effective annualized yield on the investment portfolio increased to 4.1% for the six months ended June 30, 2010 from 4.0% for the comparable 2009 period. Our duration decreased to 2.8 years at June 30, 2010 from 3.3 years at December 31, 2009.

We continue to hold no subprime mortgage debt securities.  All of our mortgage-backed securities are either U.S. Government or Agency guaranteed or are rated AAA.  During the quarter and six months ended June 30, 2010, we purchased 162,907 of our common shares on the open market at a cost of $5.8 million under our share buyback program.  During the year ended December 31, 2009, we purchased 1,332,535 of our common shares under the program at a cost of $42.2 million. As of June 30, 2010, we maintained $40.0 million in cash and cash equivalents and we have no outstanding debt.

Loss, expense, and combined ratios calculated under U.S. generally accepted accounting principles (“GAAP”) for the quarter ended June 30, 2010 were 64.5%, 31.0%, and 95.5%, respectively, compared to 65.8%, 30.1%, and 95.9%, respectively, for the comparable 2009 period.  Loss, expense, and combined ratios calculated under GAAP for the six months ended June 30, 2010 were 65.5%, 31.2%, and 96.7%, respectively, compared to 67.2%, 30.2%, and 97.4%, respectively, for the comparable 2009 period.  Total prior year favorable development included in the pre-tax results for the quarter and six months ended June 30, 2010 was $10.0 million and $22.6 million, respectively, compared to prior year favorable development of $9.6 million and $18.1 million, respectively, for the comparable 2009 periods.

About Safety:  Safety Insurance Group, Inc. is the parent of Safety Insurance Company, Safety Indemnity Insurance Company, and Safety Property and Casualty Insurance Company which are Boston, MA, based writers of property and casualty insurance.  Safety is a leading writer of personal automobile insurance in Massachusetts.

Additional Information:  Press releases, announcements, U. S. Securities and Exchange Commission (“SEC”) Filings and investor information are available under “About Safety”, “Investor Information” on our Company website located at www.SafetyInsurance.com.  Safety filed its December 31, 2009 Form 10-K with the SEC on March 15, 2010 and urges shareholders to refer to this document for more complete information concerning Safety’s financial results.

Contacts:

Safety Insurance Group, Inc.
Office of Investor Relations
877-951-2522
InvestorRelations@SafetyInsurance.com

Cautionary Statement under “Safe Harbor” Provision of the Private Securities Litigation Reform Act of 1995:

This press release contains, and Safety may from time to time make, written or oral “forward-looking statements” within the meaning of the U.S. federal securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “aim,” “projects,” or words of similar meaning and expressions that indicate future events and trends, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”. All statements that address expectations or projections about the future, including statements about the Company’s strategy for growth, product development, market position, expenditures and financial results, are forward looking statements.

Forward-looking statements are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. There are a number of factors, many of which are beyond our control, that could cause actual future conditions, events, results or trends to differ significantly and/or materially from historical results or those projected in the forward-looking statements. These factors include but are not limited to the competitive nature of our industry and the possible adverse effects of such competition.  Although a number of national insurers that are much larger than we are do not currently compete in a material way in the Massachusetts private passenger automobile market, if one or more of these companies decided to aggressively enter the market it could have a material adverse effect on us.   Other significant factors include conditions for business operations and restrictive regulations in Massachusetts, the possibility of losses due to claims resulting from severe weather, the possibility that the Commissioner of Insurance may approve future Rule changes that change the operation of the residual market, our possible need for and availability of additional financing, and our dependence on strategic relationships, among others, and other risks and factors identified from time to time in our reports filed with the SEC, such as those set forth under the caption “Risk Factors” in our Form 10-K for the year ended December 31, 2009 filed with the SEC on March 15, 2010.

We are not under any obligation (and expressly disclaim any such obligation) to update or alter our forward-looking statements, whether as a result of new information, future events, or otherwise.  You should carefully consider the possibility that actual results may differ materially from our forward-looking statements.

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

(Dollars in thousands, except share data)

	June 30,	December 31,
	2010	2009
Assets
Investment securities available for sale:
Fixed maturities, at fair value (amortized cost: $982,807 and $989,444)	$1,028,460	$1,018,329
Equity securities, at fair value (cost: $13,446 and $9,736)	13,361	9,876
Total investment securities	1,041,821	1,028,205
Cash and cash equivalents	40,043	74,470
Accounts receivable, net of allowance for doubtful accounts	154,596	137,238
Receivable for securities sold	19,099	—
Accrued investment income	9,695	10,044
Taxes recoverable	3,514	—
Receivable from reinsurers related to paid loss and loss adjustment expenses	5,495	6,851
Receivable from reinsurers related to unpaid loss and loss adjustment expenses	58,834	64,874
Ceded unearned premiums	12,954	13,698
Deferred policy acquisition costs	53,351	47,900
Deferred income taxes	2,624	8,335
Equity and deposits in pools	27,667	23,840
Other assets	11,676	12,382
Total assets	$1,441,369	$1,427,837

Liabilities
Loss and loss adjustment expense reserves	$420,615	$439,706
Unearned premium reserves	313,009	282,434
Accounts payable and accrued liabilities	39,170	59,869
Taxes payable	—	3,916
Payable to reinsurers	8,412	4,674
Other liabilities	16,476	16,803
Total liabilities	797,682	807,402

Shareholders’ equity
Common stock: $0.01 par value; 30,000,000 shares authorized; 16,739,927 and 16,624,220 shares issued	167	166
Additional paid-in capital	147,325	144,814
Accumulated other comprehensive income, net of taxes	29,619	18,866
Retained earnings	522,102	506,301
Treasury stock, at cost; 1,727,455 and 1,564,548 shares	(55,526)	(49,712)
Total shareholders’ equity	643,687	620,435
Total liabilities and shareholders’ equity	$1,441,369	$1,427,837

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

(Dollars in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Net earned premiums	$136,143	$131,306	$269,300	$266,656
Net investment income	10,857	10,706	21,649	21,128
Net realized (losses) gains on investments	(178)	1	(68)	(317)
Finance and other service income	4,576	4,293	8,872	8,381
Total revenue	151,398	146,306	299,753	295,848

Losses and loss adjustment expenses	87,776	86,393	176,450	179,275
Underwriting, operating and related expenses	42,257	39,548	84,125	80,620
Interest expense	22	21	44	43
Total expenses	130,055	125,962	260,619	259,938

Income before income taxes	21,343	20,344	39,134	35,910
Income tax expense	6,254	5,329	11,271	9,051
Net income	$15,089	$15,015	$27,863	$26,859

Earnings per weighted average common share:
Basic	$1.00	$0.96	$1.85	$1.69
Diluted	$1.00	$0.96	$1.84	$1.69

Cash dividends paid per common share	$0.40	$0.40	$0.80	$0.80

Number of shares used in computing earnings per share:
Basic	15,113,357	15,629,005	15,099,304	15,896,939
Diluted	15,130,393	15,648,355	15,116,127	15,916,826

Safety Insurance Group, Inc. and Subsidiaries

Additional Premium Information

(Unaudited)

(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Written Premiums
Direct	$160,383	$149,582	$314,489	$295,059
Assumed	3,347	454	6,940	9,388
Ceded	(10,199)	(9,075)	(20,810)	(22,531)
Net written premiums	$153,531	$140,961	$300,619	$281,916

Earned Premiums
Direct	$143,204	$138,050	$283,066	$276,709
Assumed	3,569	6,035	7,788	16,599
Ceded	(10,630)	(12,779)	(21,554)	(26,652)
Net earned premiums	$136,143	$131,306	$269,300	$266,656